SOMMER & BARNARD
                      Attorneys at Law * PC
                       4000 Bank One Tower
                       111 Monument Circle
                   Indianapolis, Indiana  46204
                      Phone:  (317) 630-4000
                       Fax:  (317) 236-9802



                          July 23, 1997




Amana Mutual Funds Trust
c/o Saturna Capital
1300 North State Street
Bellingham, Washington  98225-4730

     Re:  Rule 24f-2 Notice Filing

Gentlemen:

     In accordance with the registration of an indefinite number of units ("Units") registered by Amana Mutual Funds Trust (the "Fund"), we have been asked to provide the opinion of counsel required to be filed by the fund pursuant to Rule 24f-2(b)(1)(v), to accompany the notice on Form 24F-2 ("Notice") required to be filed by the Fund pursuant to Rule 24f-2, promulgated pursuant to
Section 24(f) of the Investment Company Act of 1940, as amended. In rendering this opinion, we have examined such documents (including the audited financial statements of the Fund as of May 31, 1997), records and questions of law as we deemed it necessary to examine for the purpose of this opinion. Based on that examination and investigation, it is our opinion that the Units which are the subject of the Notice have been validly issued, fully paid and are not liable to further assessments.

                                   Very truly yours,



                                   SOMMER & BARNARD, PC

S&B:pas

cc: Ms. Melissa L. Vander Yacht